Exhibit 10.1

GOLDMAN SACHS BANK USA GOLDMAN SACHS LENDING PARTNERS LLC 200 West Street New York, New York 10282-2198	JPMORGAN CHASE BANK, N.A. J.P. MORGAN SECURITIES LLC 270 Park Avenue New York, New York 10016	CITIGROUP GLOBAL MARKETS INC. 390 Greenwich Street New York, New York 10013

PERSONAL AND CONFIDENTIAL

May 11, 2012

Hologic, Inc.

35 Crosby Drive

Bedford, MA 01730

Attention: Glenn P. Muir, Executive Vice President, Finance and Administration

Amended and Restated Commitment Letter

Ladies and Gentlemen:

Reference is hereby made to the Commitment Letter, dated as of April 29, 2012 (the “Original Commitment Letter”) by and among you and Goldman Sachs (as defined below). The Original Commitment Letter is hereby amended and restated and superseded in its entirety as follows:

Goldman Sachs Bank USA (“GS Bank”), Goldman Sachs Lending Partners LLC (“GS Lending Partners” and, together with GS Bank, “Goldman Sachs”), JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities LLC (“JPMS”) and Citigroup Global Markets Inc. (“CGMI”), on behalf of Citi (as defined below) are pleased to confirm the arrangements under which (a) (i) GS Bank, JPMS and CGMI are authorized by Hologic, Inc. (the “Company” or “you”) to act as joint lead arrangers and joint bookrunners in connection with the Senior Facilities (as defined below) (the “Senior Facilities Arrangers”), (ii) JPMS and CGMI are authorized by the Company to act as co-syndication agents in connection with the Senior Facilities and (iii) GS Bank is exclusively authorized by the Company to act as administrative agent in connection with the Senior Facilities (the “Senior Facilities Administrative Agent”), (b) (i) GS Bank is authorized by the Company to act as sole lead arranger, sole bookrunner and sole syndication agent in connection with the Bridge Loans (the “Bridge Loan Arranger” and, together with the Senior Facilities Arrangers, the “Arrangers”), (ii) CGMI is authorized by the Company to act as co-agents in connection with the Bridge Loans and (iii) GS Bank is exclusively authorized by the Company to act as administrative agent in connection with the Bridge Loans (the “Bridge Loan Administrative Agent” and, together with the Senior Facilities Administrative Agent, the “Administrative Agents”). In addition, Goldman Sachs, JPMCB and Citi (the “Initial Lenders” and, together with Lead Arrangers, the “Commitment Parties,” “we” or “us”) commit to provide the financing for, certain transactions described herein, in each case on the terms and subject to the conditions set forth in this letter and the attached Annexes A, B, C and D hereto (collectively, this “Commitment Letter”). As used herein, “Citi” means CGMI, Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as may be appropriate to consummate the transactions described below.

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You have informed us that the Company intends to acquire (the “Acquisition”) 100% of the equity interests of Gen-Probe Incorporated (the “Acquired Business”). You have also informed us that the Acquisition and related working capital requirements of the Company after consummation of the Acquisition will be financed from the following sources:

•	$1.0 billion under a senior secured Tranche A term loan facility (the “Tranche A Term Facility”) having the terms set forth on Annex B;

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$2.0 billion under a senior secured Tranche B term loan facility (the “Tranche B Term Facility”; and, together with the Tranche A Term Facility, the “Term Facilities”) having the terms set forth on Annex B;

•	$300 million under a senior secured revolving credit facility (the “Revolving Facility”; and, together with the Term Facilities, the “Senior Facilities”) having the terms set forth on Annex B;

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the issuance by the Borrower (as defined in Annex B) of $500 million of high yield securities (the “Notes”) pursuant to a registered public offering or Rule 144A or other private placement (the “Notes Offering”) or, in the event some or all of the Notes are not issued at the time the Acquisition is consummated, borrowings by the Borrower of unsecured senior increasing rate bridge loans in an aggregate principal amount of $500 million less the gross proceeds from the sale of Notes or other Permanent Debt (as defined in the Fee Letters (as defined below)) issued prior to that time (the “Bridge Loans”; and, together with the Senior Facilities, the “Facilities”) having the terms set forth on Annex C; and

•	cash on the balance sheet of the Company and the Acquired Business.

1.	Commitments; Titles and Roles.

The Commitment Parties are pleased to confirm their agreement to act, and you hereby appoint (a) (i) the Senior Facilities Arrangers to act as joint lead arrangers and joint bookrunners in connection with the Senior Facilities, (ii) JPMS and CGMI to act as co-syndication agents in connection with the Senior Facilities and (iii) the Senior Facilities Administrative Agent to act as administrative agent in connection with the Senior Facilities and (b) (i) the Bridge Loan Arranger to act as sole lead arranger, sole bookrunner and sole syndication agent in connection with the Bridge Loans, (ii) CGMI to act as co-agents in connection with the Bridge Loans and (iii) the Bridge Loan Administrative Agent to act as administrative agent in connection with the Bridge Loans. You agree that Goldman Sachs will have “lead left” placement in any and all marketing materials or other documentation used in connection with the Senior Facilities and shall hold the leading role and responsibilities conventionally associated with such “lead left” placement, including maintaining sole “physical books” in respect of the Facilities,.

In addition, (i) GS Bank, JPMCB and Citi are pleased to commit to provide the Company, severally and not jointly, 65%, 20% and 15%, respectively, of each of the Tranche A Term Facility and the Revolving Facility, (ii) GS Lending Partners, JPMCB and Citi are pleased to commit to provide the Company, severally and not jointly, 65%, 20% and 15%, respectively, of the Tranche B Term Facility and (iii) GS Lending Partners and Citi are pleased to commit to provide the Company, severally and not jointly, 85% and 15%, respectively, of the Bridge Loans, in each case on the terms and subject to the conditions contained in this Commitment Letter and the Fee Letters (referred to below). Our fees for our commitment and for services related to the Facilities are set forth in (i) a separate amended and restated fee letter (the “Facilities Fee Letter”) entered into among the Company and the Commitment Parties on the date hereof and (ii) a separate agent fee letter entered into by the Company and GS Bank on the date

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hereof (the “Agent Fee Letter” and, together with the Facilities Fee Letter, the “Fee Letters”). It is further agreed that each Initial Lender shall be liable solely in respect of its own commitment to the Facilities on a several, and not joint, basis with any other Lender.

2.	Conditions Precedent.

Each Commitment Party’s commitments and agreements are subject to there not having occurred, since December 31, 2011, an Acquired Business Material Adverse Effect (as defined below). Each Commitment Party’s commitments and agreements are also subject to (x) the “Conditions Precedent to Initial Borrowings” in Annex B, the “Conditions Precedent to Borrowing” in Annex C and the conditions precedent listed on Annex D and (y) the execution and delivery of appropriate definitive loan documents relating to the Facilities including, without limitation, a credit agreement, a bridge loan agreement (if applicable), guarantees, security agreements, pledge agreements, real property security agreements, opinions of counsel and other related definitive documents (collectively, the “Loan Documents”) that are substantially consistent with the terms set forth in this Commitment Letter and are otherwise reasonably acceptable to such Commitment Party and you. “Acquired Business Material Adverse Effect” means any event, state of facts, circumstance, development, change, effect or occurrence that is or could reasonably be expected to be materially adverse (i) to the business, financial condition or results of operations of the Acquired Business and its subsidiaries, taken as a whole, or (ii) to the ability of the Acquired Business to timely, perform any of its obligations under the Acquisition Agreement, other than in the case of clause (i) or (ii) above, any event, state of facts, circumstance, development, change, effect or occurrence resulting from (A) changes in general economic, regulatory or political conditions or in the securities, credit or financial markets in general, (B) general changes or developments in the business in which the Acquired Business and its subsidiaries operate, including any changes in applicable law affecting such business, including generally applicable rules, regulations and administrative policies of the United States Food and Drug Administration (the “FDA”), or published interpretations thereof, (C) the negotiation, execution, announcement, existence or performance of the Acquisition Agreement or the transactions contemplated thereby, including (x) any fees or expenses incurred in connection therewith, and (y) the impact of the foregoing on relationships with customers, suppliers, employees, and regulators, (D) the identity of the Company or any of its affiliates as the acquiror of the Acquired Business, (E) compliance with the terms of, or the taking of any action expressly required to be taken by the Acquired Business pursuant to the Acquisition Agreement or any other action consented to by the Company and each Commitment Party after the date of the Original Commitment Letter, (F) any acts of terrorism or war or any natural disaster or weather-related event, (G) changes in generally accepted accounting principles or the interpretation thereof, (H) changes in the price or trading volume of the common stock of the Acquired Business (provided that this clause (H) shall not be construed as providing that the change, event, circumstance, development, occurrence or state of facts giving rise to such change in price or trading volume does not constitute or contribute to an Acquired Business Material Adverse Effect), (I) any failure to meet internal or published projections, forecasts or revenue or earning predictions or any downward revisions for any period (provided that this clause (I) shall not be construed as providing that the change, event, circumstance, development, occurrence or state of facts giving rise to such failure does not constitute or contribute to an Acquired Business Material Adverse Effect), (J) any action, suit, investigation or proceeding made, brought or threatened by any holder of Company Securities (as defined in the Acquisition Agreement in effect on the date of the Original Commitment Letter and without giving effect to any amendments thereunder), on the holder’s own behalf or on behalf of the Acquired Business on a derivative basis (other than any actions, suits, investigations or proceedings made, brought or threatened by any of the Acquired Business’s officers or directors), arising out of or related to any of the transactions contemplated hereby, including the Acquisition, or (K) any determination by, or the delay of a determination by, the FDA or any panel or advisory body empowered or appointed thereby, after the date of the Original Commitment Letter, with respect to the approval or non-approval of new Medical Products (as defined in the Acquisition Agreement in effect on the date of the Original Commitment

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Letter and without giving effect to any amendments thereunder) or new uses of existing Medical Products, in each case of the Acquired Business or its subsidiaries, as of the date of the Original Commitment Letter, except, in the case of the foregoing clause (A), (B) or (F), to the extent such changes or developments referred to therein could reasonably be expected to have a materially disproportionate negative impact on the Acquired Business and its subsidiaries, taken as a whole, compared to other comparable participants in the Acquired Business’s industries.

Notwithstanding anything in this Commitment Letter to the contrary, (a) the only representations relating to the Company or the Acquired Business the accuracy of which will be a condition to the availability of the Facilities on the Closing Date will be (i) such of the representations made by or with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders and the Commitment Parties (but only to the extent that the Company or its affiliates have the right not to consummate the Acquisition, or to terminate their obligations (or otherwise do not have an obligation to close), under the Acquisition Agreement as a result of a failure of such representations in the Acquisition Agreement to be true and correct) and (ii) the Specified Representations (as defined below), and (b) the terms of the documentation for the Facilities will be such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth herein and in Annex D hereto are satisfied (it being understood that (I) to the extent any security interest in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement, domestic intellectual property filings or the delivery of stock certificates with respect to the Company, the Acquired Business and its and their respective domestic subsidiaries) is not perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of such security interest(s) will not constitute a condition precedent to the availability of the Facilities on the Closing Date but such security interest(s) will be required to be perfected after the Closing Date pursuant to arrangements to be mutually agreed by the Senior Facilities Administrative Agent and the Company and (II) nothing in the preceding clause (a) will be construed to limit the applicability of the individual conditions set forth herein or in Annex D). As used herein, “Specified Representations” means representations relating to incorporation or formation; organizational power and authority to enter into the documentation relating to the Facilities; due execution, delivery and enforceability of such documentation; solvency; no conflicts with applicable laws in any material respect or charter documents, in each case as they relate to entering into and performance under the Facilities; Federal Reserve margin regulations; the Investment Company Act; Patriot Act; FCPA; laws applicable to sanctioned persons; use of proceeds; historical financial information (solely with respect to the Company), and, subject to the limitations on perfection of security interests set forth in the preceding sentence, the creation, perfection and priority of the security interests granted in the proposed collateral.

3.	Syndication.

The Arrangers intend and reserve the right to syndicate the Facilities to the Lenders (as defined in Annex B and Annex C), and you acknowledge and agree that the commencement of syndication shall occur in the discretion of Goldman Sachs (and, solely with respect to the Senior Facilities, in consultation with the other Senior Facilities Arrangers). Goldman Sachs will select the Lenders after consultation with the Company (and, solely with respect to the Senior Facilities, in consultation with the other Senior Facilities Arrangers). Goldman Sachs (and, solely with respect to the Senior Facilities, in consultation with the other Senior Facilities Arrangers) will lead the syndication, including, subject to Section 1. above, determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Commitment Parties pursuant to the terms of this Commitment Letter and the Fee Letters. Goldman Sachs (and solely in connection with the Senior Facilities, in consultation with the other Senior Facilities Arrangers) will determine the final commitment allocations and will notify the Company of such determinations. The Company agrees

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to use commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from the existing lending relationships of the Company and the Acquired Business and their respective subsidiaries. To facilitate an orderly and successful syndication of the Facilities, you agree that, until the earlier of the termination of the syndication as determined by Goldman Sachs (and, solely with respect to the Senior Facilities, in consultation with the other Senior Facilities Arrangers) and 90 days following the date of initial funding under the Facilities, the Company will not, and the Company will use commercially reasonable efforts to obtain contractual undertakings from the Acquired Business that it will not, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or any debt of the Acquired Business or the Company or any of their respective subsidiaries or affiliates (other than the Facilities, the Notes (or other Permanent Debt (as defined in the Fee Letter)) and other indebtedness contemplated hereby to remain outstanding after the Closing Date), including any renewals or refinancings of any existing debt facility or debt security, without the prior written consent of Goldman Sachs, in consultation with the other Arrangers.

The Company agrees to cooperate with the Arrangers and agrees to use commercially reasonable efforts to cause the Acquired Business to cooperate with the Arrangers, in connection with (i) the preparation of one or more information packages for each of the Facilities regarding the business, operations, financial projections and prospects of the Company and the Acquired Business (collectively, the “Confidential Information Memorandum”) including, without limitation, all information relating to the transactions contemplated hereunder prepared by or on behalf of the Company or the Acquired Business deemed reasonably necessary by Goldman Sachs (and, solely with respect to the Senior Facilities, in consultation with the other Senior Facilities Arrangers) to complete the syndication of the Facilities including, without limitation, obtaining (a) a public corporate family rating from Moody’s Investor Services, Inc. (“Moody’s”), (b) a public corporate credit rating from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”)) and (c) a public credit rating for each of the Facilities and the Notes from each of Moody’s and S&P prior to the launch of general syndication, and (ii) the presentation of one or more information packages for each of the Facilities acceptable in format and content to Goldman Sachs (and, solely with respect to the Senior Facilities, in consultation with the other Senior Facilities Arrangers) (collectively, the “Lender Presentation”) in meetings and other communications with prospective Lenders or agents in connection with the syndication of the Facilities (including, without limitation, direct contact between senior management and representatives, with appropriate seniority and expertise, of the Company and the Acquired Business with prospective Lenders and participation of such persons in meetings); provided however that it is understood and agreed that, without limitation of any of the conditions set forth in Annex D hereto, the Company shall not be required to disclose communications relating to any litigation or investigation, or the conduct thereof, solely to the extent that such disclosure would reasonably be expected to result in the waiver of the attorney-client privilege or work product protection applicable thereto. Notwithstanding anything to the contrary contained in the Commitment Letter or the Fee Letters or any other letter agreement or undertaking concerning the transactions contemplated hereunder to the contrary (but without limiting your obligations to assist in syndication as described above or any condition precedent expressly set forth in Section 2 above or Annex D hereto), neither of (x) obtaining the ratings referenced above or (y) the achievement of a successful syndication of the Facilities (as determined by Goldman Sachs (and, solely with respect to the Senior Facilities, in consultation with the other Senior Facilities Arrangers)), shall constitute a condition precedent to the commitments hereunder or the funding of any of the Facilities on the Closing Date. The Company will be solely responsible for the contents of any such Confidential Information Memorandum and Lender Presentation and all other information, documentation or materials delivered to the Commitment Parties in connection therewith, including with respect to the business of the Company and the Acquired Business and the transactions contemplated hereunder (collectively, the “Information”) and acknowledges that the Commitment Parties will be using and relying upon the Information without independent verification thereof (it being understood and agreed that the Company may cause the

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Acquired Business to deliver to the Arrangers an authorization letter containing a customary “10b-5” representation with respect to the Information of the Acquired Business contained in such Confidential Information Memorandum or Lender Presentation). The Company agrees that Information regarding the Facilities and Information provided by the Company, the Acquired Business or their respective representatives to the Commitment Parties in connection with the Facilities (including, without limitation, draft and execution versions of the Loan Documents, the Confidential Information Memorandum, the Lender Presentation, publicly filed financial statements, and draft or final offering materials relating to contemporaneous or prior securities issuances by the Company or the Acquired Business) may be disseminated to potential Lenders and other persons through one or more secure internet sites (including an IntraLinks, SyndTrak or other secure electronic workspace (the “Platform”)) created for purposes of syndicating the Facilities or otherwise, in accordance with the Commitment Parties’ standard syndication practices, and you acknowledge that neither the Commitment Parties nor any of its affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform.

The Company acknowledges that certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information with respect to the Company, the Acquired Business or their respective affiliates or any of their respective securities) (each, a “Public Lender”). At the request of Goldman Sachs (and, solely with respect to the Senior Facilities, in consultation with the other Senior Facilities Arrangers) the Company agrees to prepare an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders that does not contain material non-public information concerning the Company, the Acquired Business, or their respective affiliates or securities. The information to be included in the additional version of the Confidential Information Memorandum will be substantially consistent with the information included in any offering memorandum for the offering for the Notes. It is understood that in connection with your assistance described above, you will provide, and cause all other applicable persons (which may include the Acquired Business) to provide, authorization letters to the Arrangers authorizing the distribution of the Information to prospective Lenders and containing a customary “10b-5” representation to the Arrangers (and, in the case of the public-side version, a representation that such Information does not include material non-public information about the Company, the Acquired Business, or their respective affiliates or their respective securities). In addition, the Company will clearly designate as such all Information provided to the Commitment Parties by or on behalf of the Company or the Acquired Business which is suitable to make available to Public Lenders. The Company acknowledges and agrees that the following documents may be distributed to all Lenders (including Public Lenders) (unless the Company, after having been given a reasonable opportunity to review such documents, promptly notifies Goldman Sachs in writing prior to such distribution that any such document contains material non-public information with respect to the Company, the Acquired Business or their respective affiliates or securities): (a) drafts and final versions of the Loan Documents; (b) administrative materials prepared by Goldman Sachs for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms of the Facilities.

4.	Information.

The Company represents and covenants that (which representation and warranty with respect to the Information relating to the Acquired Business is made to the best of your knowledge) (i) all Information (other than financial projections, forecasts and other forward looking statements (collectively, the “Projections”)) provided directly or indirectly by the Acquired Business or the Company to the Commitment Parties or the Lenders in connection with the transactions contemplated hereunder is and will be, when taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading and (ii) the Projections that have been or will be made

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available to the Commitment Parties or the Lenders by or on behalf of the Acquired Business or the Company have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such Projections are furnished to the Commitment Parties or the Lenders, it being understood and agreed that Projections are not a guarantee of financial performance and actual results may differ from Projections and such differences may be material. You agree that if at any time prior to the later of (i) the Closing Date and (ii) the termination of the syndication of the Facilities as determined by Goldman Sachs (and, solely with respect to the Senior Facilities, in consultation with the other Senior Facilities Arrangers) but in no event exceeding 90 days after the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations will be correct in all material respects under those circumstances. In arranging and syndicating the Facilities, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof. We will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of you, the Borrower, the Acquired Business or any other party or to advise or opine on any related solvency issues.

5.	Indemnification and Related Matters.

In connection with arrangements such as this, it is our firm’s policy to receive indemnification. The Company agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6.	Assignments.

This Commitment Letter may not be assigned by you without the prior written consent of each Commitment Party (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Parties and the other parties hereto and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Each Commitment Party may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates and, as provided above, to any Lender prior to the Closing Date. In addition, until the termination of the syndication of the Facilities, as determined by Goldman Sachs (and, solely with respect to the Senior Facilities, in consultation with the other Senior Facilities Arrangers) each Commitment Party may, in consultation with the Company, assign its commitments and agreements hereunder, in whole or in part, to additional arrangers or other Lenders. Notwithstanding the foregoing, no assignment by a Commitment Party to any potential Lender made in accordance with this Section 6 and/or any other provisions set forth in this Commitment Letter, in each case, prior to the Closing Date, will relieve such Commitment Party of its obligations set forth herein to fund that portion of the commitments so assigned. Neither this Commitment Letter nor the Fee Letters may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

7.	Confidentiality.

Please note that this Commitment Letter, the Fee Letters and any written communications provided by, or oral discussions with, the Commitment Parties in connection with this arrangement are exclusively for the information of the Company and may not be disclosed by you to any third party or circulated or referred to publicly without our prior written consent except, after providing written notice to the Commitment Parties, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial,

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administrative or legislative body or committee; provided that we hereby consent to your disclosure of (i) this Commitment Letter, the Fee Letters and such communications and discussions, to the Company’s subsidiaries and to Company’s and the Company’s subsidiaries’ respective officers, directors, agents and advisors (including all legal counsel, independent auditors and other experts or agents) who are directly involved in the consideration of the Facilities (including, providing accounting and tax advice to Company and/or its subsidiaries with respect thereto) and who have been informed by you of the confidential nature of such advice and this Commitment Letter and the Fee Letters and who have agreed to treat such information confidentially, (ii) this Commitment Letter or the information contained herein and the Fee Letters to the Acquired Business and its affiliates to the extent you notify such persons of their obligations to keep such material confidential, and to the Acquired Business’s and its affiliates’ respective officers, directors, agents and advisors who are directly involved in the consideration of the Facilities to the extent such persons agree to hold the same in confidence (provided that any disclosure of the Fee Letters or its terms or substance to the Acquired Business or its officers, directors, agents and advisors shall be redacted in a manner satisfactory to Goldman Sachs, in consultation with the other Arrangers, and the Company), (iii) this Commitment Letter and the Fee Letters as required by applicable law or compulsory legal process (including (x) the filing of the Commitment Letter in public securities filings and (y) to the extent required by applicable law to be so disclosed, the aggregate amount of the fees payable pursuant to the terms of the Fee Letters, presented as an aggregate amount of all fees payable by the Company in connection with the Acquisition and the other transactions contemplated by this Commitment Letter, but not the Fee Letters itself or any other information contained therein (the “Public Securities Filing”)) (in which case, you agree (other than in the case of the Public Securities Filing) to inform us promptly thereof), (iv) the information contained in Annex B and Annex C, in any prospectus or other offering memorandum relating to the Notes, (v) the existence of this Commitment Letter and information about the Facilities to market data collectors, similar services providers to the lending industry, and service providers to the Commitment Parties and the Lenders in connection with the administration and management of the Facilities, (vi) upon the request or demand of any regulatory authority purporting to have jurisdiction over such person or any of its affiliates (in which case, you agree to inform us promptly thereof) and (vii) the information contained in Annex B and Annex C to Moody’s and S&P; provided that such information is supplied to Moody’s and S&P only on a confidential basis after consultation with Goldman Sachs, in consultation with the other Arrangers.

Each Commitment Party agrees that it will treat as confidential all information provided to it hereunder by or on behalf of you, the Acquired Business or any of your or their respective subsidiaries or affiliates, and shall not disclose such information to any third party or circulate or refer to publicly such information without the Company’s prior written consent; provided, however, that nothing herein will prevent any Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority purporting to have jurisdiction over such person or any of its affiliates, (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such person, (d) to such person’s affiliates and their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis, (e) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the borrower or its obligations under the Facilities, in each case, who have agreed to keep such information confidential on terms not less favorable than the provisions hereof in accordance with the standard syndication processes of such Commitment Party or customary market standards for the dissemination of such type of information, (f) to Moody’s and S&P and other rating agencies or to market data collectors as determined by such Commitment Party; provided that such information is limited to Annex B and Annex C and is supplied only on a confidential basis, (g) received by such person on a non-confidential

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basis from a source (other than you, the Acquired Business or any of your or their affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation, (h) to the extent that such information was already in such Commitment Party’s possession or is independently developed by such Commitment Party or (i) for purposes of establishing a “due diligence” defense. Each Commitment Party’s obligations under this provision shall remain in effect until the earlier of (i) one year from the date hereof and (ii) the date the definitive Loan Documents are entered into by such Commitment Party, at which time any confidentiality undertaking in the definitive Loan Documents shall supersede this provision.

8.	Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, each Commitment Party (together with its affiliates, a “Commitment Party Group”)) is a full service financial institution engaged, either directly or through its affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally. In the ordinary course of their various business activities, each Commitment Party Group and the funds or other entities in which such Commitment Party Group invests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers. In addition, each Commitment Party Group may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments. Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of the Company, the Acquired Business and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Commitment Letter or (ii) have other relationships with the Company or its affiliates. In addition, each Commitment Party Group may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons. The arrangement contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor. Although each Commitment Party Group in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Commitment Letter, such Commitment Party Group shall have no obligation to disclose such information, or the fact that such Commitment Party Group is in possession of such information, to the Company or to use such information on the Company’ behalf.

Consistent with each Commitment Party Group’s policies to hold in confidence the affairs of its customers, such Commitment Party Group will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter to any of its other customers. Furthermore, you acknowledge that no Commitment Party Group has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

Each Commitment Party Group may have economic interests that conflict with those of the Company, its equity holders and/or its affiliates. You agree that each Commitment Party Group will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letters or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or

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other implied duty between such Commitment Party Group and the Company, its equity holders or its affiliates. You acknowledge and agree that the transactions contemplated by this Commitment Letter and the Fee Letters (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between each Commitment Party Group, on the one hand, and the Company, on the other, and in connection therewith and with the process leading thereto, (i) such Commitment Party Group has not assumed (A) an advisory responsibility in favor of the Company, its equity holders or its affiliates with respect to the financing transactions contemplated hereby or (B) a fiduciary responsibility in favor of the Company, its equity holders or its affiliates with respect to the transactions contemplated hereby, or in each case, the exercise of rights or remedies with respect thereto or the process leading thereto (irrespective of whether GS has advised, is currently advising or will advise the Company, its equity holders or its affiliates on other matters) or any other obligation to the Company except the obligations expressly set forth in this Commitment Letter and the Fee Letters and (ii) such Commitment Party Group is acting solely as a principal and not as the agent or fiduciary of the Company, its management, equity holders, affiliates, creditors or any other person. The Company acknowledges and agrees that the Company has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Company agrees that it will not claim that a Commitment Party Group has rendered advisory services of any nature or respect with respect to the financing transactions contemplated hereby, or owes a fiduciary or similar duty to the Company, in connection with such transactions or the process leading thereto. As each of the parties hereto is aware, Goldman, Sachs & Co. has been retained by the Company (or one of its affiliates) as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. Each of the parties hereto agrees to such retention, and further agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor or Goldman Sachs and/or its affiliates’ arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, our and our affiliates’ relationships with the Company or any of the other parties hereto as described and referred to herein. In addition, the Commitment Parties may employ the services of their respective affiliates in providing services and/or performing their obligations hereunder and may exchange with such affiliates information concerning the Company, the Acquired Business and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to the Commitment Parties hereunder.

In addition, please note that no Commitment Party Group provides accounting, tax or legal advice. Notwithstanding anything herein to the contrary, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Facilities and all materials of any kind (including opinions or other tax analyses) that are provided to the Company relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure will remain subject to the confidentiality provisions hereof (and the foregoing sentence will not apply) to the extent reasonably necessary to enable the parties hereto, their respective affiliates, and their respective affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

9.	Miscellaneous.

Each Commitment Party’s commitments and agreements hereunder will terminate upon the first to occur of (i) the consummation of the Acquisition (and the funding of all commitments provided hereunder to the extent required hereunder), (ii) the termination of the Acquisition Agreement (as defined in Annex D) in

10

accordance with the terms thereof or the public announcement by the Company, in a press release or other public filing, or by the chief executive officer, chief financial officer or head of investor relations of the Company (howsoever described) that it is abandoning the Acquisition and (iii) October 29, 2012 or, subject to the provisions of the Acquisition Agreement, such later date (not later than January 29, 2013 in the case of clause (x) below or November 30, 2012 in the case of clause (y) below) to which the “Outside Date” (as defined in the Acquisition Agreement) is extended in accordance with (x) the first “provided further” in Section 9.1(b)(i) of the Acquisition Agreement as in effect on the date of the Original Commitment Letter and without giving effect to any amendments thereunder or (y) the second “provided further” thereof, unless the closing of the Senior Facilities and (a) the Notes Offering or (b) the Bridge Loans, as applicable, on the terms and subject to the conditions contained herein, has been consummated on or before such date. In addition, each Commitment Party’s commitment hereunder to provide and arrange Bridge Loans will terminate to the extent of the issuance of the Notes or other Permanent Debt (in escrow or otherwise).

The provisions set forth under Sections 3, 4, 5 (including Annex A), 7 and 8 hereof and this Section 9 (other than any provision therein that expressly terminates upon execution of the definitive Loan Documents) hereof and the provisions of the Fee Letters will remain in full force and effect regardless of whether definitive Loan Documents are executed and delivered. The provisions set forth in the Fee Letters and under Sections 5 (including Annex A) and 7 and 8 hereof and this Section 9 will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Commitment Parties’ commitments and agreements hereunder.

The Company for itself and its affiliates agrees that any suit or proceeding arising in respect of this Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or the Fee Letters will be tried exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the Company agrees to submit, and hereby does submit, to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either the Commitment Parties’ commitments or agreements or any matter referred to in this Commitment Letter or the Fee Letters is hereby waived by the parties hereto. The Company for itself and its affiliates agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. This Commitment Letter and the Fee Letters will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

The Commitment Parties hereby notify the Company and the Acquired Business that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) each Commitment Party and each Lender may be required to obtain, verify and record information that identifies the Borrower and each of the Guarantors (as defined in Annex B and Annex C), which information includes the name and address of the Borrower and each of the Guarantors and other information that will allow each Commitment Party and each Lender to identify the Borrower and each of the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Commitment Party and each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or

11

electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among the parties hereto with respect to the Facilities and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Facilities.

[Remainder of page intentionally left blank]

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to Goldman Sachs the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letters, on or before the close of business on May 14, 2012, whereupon this Commitment Letter and the Fee Letters will become binding agreements between us. If this Commitment Letter and the Fee Letters have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this transaction.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Robert Ehudin
Authorized Signatory

JPMORGAN CHASE BANK, N.A.

By:	/s/ Peter M. Killea
Senior Vice President, Authorized Signatory

J.P. MORGAN SECURITIES LLC

By:	/s/ Cornelius J. Droogan
Managing Director, Authorized Signatory

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Barbara Matas
Authorized Signatory

CITIBANK, N.A.

By:	/s/ Stuart Dickson
Authorized Signatory

13

ACCEPTED AND AGREED AS OF MAY 11, 2012:

HOLOGIC, INC.

By:	/s/ Glenn P. Muir
Name:	Glenn P. Muir
Title:	Chief Financial Officer

1

ANNEX A

In the event that any Commitment Party becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including shareholders, partners, members or other equity holders of the Company or the Acquired Business in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letters (together, the “Letters”), the Company agrees to periodically reimburse such Commitment Party for its reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Company also agrees to indemnify and hold such Commitment Party harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified person and whether or not any such indemnified person is otherwise a party thereto), except to the extent that such loss, claim, damage or liability has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Commitment Party in performing the services that are the subject of the Letters. If for any reason the foregoing indemnification is unavailable to a Commitment Party or insufficient to hold it harmless, then the Company will contribute to the amount paid or payable by such Commitment Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Company and the Acquired Business and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Commitment Party on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) the Company and the Acquired Business and their respective affiliates, shareholders, partners, members or other equity holders on the one hand and (ii) such Commitment Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this paragraph will be in addition to any liability which the Company may otherwise have, will extend upon the same terms and conditions to any affiliate of a Commitment Party and the partners, members, directors, agents, employees and controlling persons (if any), as the case may be, of such Commitment Party and any such affiliate, and will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, such Commitment Party, any such affiliate and any such person. The Company also agrees that neither any indemnified party nor any of such affiliates, partners, members, directors, agents, employees or controlling persons will have any liability to the Company or any person asserting claims on behalf of or in right of the Company or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except in the case of the Company to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified party in performing the services that are the subject of the Letters; provided, however, that in no event will such indemnified party or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Letters. Promptly after receipt by a Commitment Party of notice of its involvement in any action, proceeding or investigation, such Commitment Party shall, if a claim for indemnification in respect thereof is to be made against the Company under this Annex A, notify the Company of such involvement. Failure by a Commitment Party to so notify the Company shall not relieve the Company from the obligation to indemnify such Commitment Party (or any other indemnified person) under this Annex A except to the extent that the Company suffers actual prejudice as a result of such failure, and shall not relieve the Company, from its obligation to provide reimbursement and contribution to such Commitment Party. If any person is entitled to indemnification under this Annex A (an “Indemnified Person”) with respect to any action or proceeding brought by a third party that is also brought against the Company, the Company shall be entitled to assume the defense of any such action or proceeding with counsel

Annex A-1

reasonably satisfactory to the Indemnified Person. Upon assumption by the Company of the defense of any such action or proceeding, the Indemnified Person shall have the right to participate in such action or proceeding and to retain its own counsel but the Company shall not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Person in connection with the defense thereof unless (i) the Company has agreed to pay such fees and expenses, (ii) the Company shall have failed to employ counsel reasonably satisfactory to the Indemnified Person in a timely manner or (iii) the Indemnified Person shall have been advised by counsel that there are actual or potential conflicting interests between the Company and the Indemnified Person, including situations in which there are one or more legal defenses available to the Indemnified Person that are different from or additional to those available to the Company. The Company shall not consent to the terms of any compromise or settlement of any action defended by the Company in accordance with the foregoing without the prior written consent of the Indemnified Person. The provisions of this Annex A will survive any termination or completion of the arrangement provided by the Letters.

Annex A-2

ANNEX B

Project Genoa

Summary of the Senior Facilities

This Summary outlines certain terms of the Senior Facilities referred to in the Commitment Letter, of which this Annex B is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	Hologic, Inc. (the “Borrower”).

Guarantors:	Each of the Borrower’s existing and subsequently acquired or organized domestic subsidiaries (including, without limitation, the Acquired Business) (collectively, the “Guarantors”) will guarantee (the “Guarantee”) all obligations under the Senior Facilities; provided that the Loan Documents shall contain exceptions to be agreed, including an exception for (x) any subsidiary of the Borrower that is a Massachusetts securities corporation or (y) any direct or indirect immaterial subsidiaries of the Borrower.

Purpose/Use of Proceeds:	The proceeds of the Term Facilities (i) will be used to fund the Acquisition (including refinancing or retiring all existing debt (other than capital leases constituting debt to the extent that Borrower does not refinance or retire such debt) and redeeming all preferred stock of the Acquired Business and paying fees, commissions and expenses in connection with the Acquisition) and (ii) may be used to redeem the Convertible Notes (as defined below). Amounts available under the Revolving Facility will be used (i) to redeem the Convertible Notes, (ii) for permitted capital expenditures and permitted acquisitions (subject to customary conditions and pro forma financial tests to be agreed), (iii) to provide for the ongoing working capital requirements of the Borrower following the Acquisition and (iv) for general corporate purposes.

Joint Lead Arrangers and Joint Bookrunners:	Goldman Sachs Bank USA (“Goldman Sachs”), J.P. Morgan Securities LLC (“JPMS”) and Citigroup Global Markets Inc. (“CGMI”) (in their capacities as Joint Lead Arrangers and Joint Bookrunners, the “Senior Facilities Arrangers”).

Co-Syndication Agents	JPMS and CGMI.

Administrative Agent:	Goldman Sachs (in its capacity as Administrative Agent, the “Administrative Agent”).

Lenders:	Goldman Sachs, JPMCB and Citi (the “Initial Lenders”) and/or other financial institutions selected by Goldman Sachs, in consultation with the other Senior Facilities Arrangers (each, a “Lender” and, collectively, the “Lenders”).

Amount of Senior Facilities:	$3.3 billion of senior secured bank financing (the “Senior Facilities”) to include:
(i) a $1.0 billion senior secured Tranche A term loan (the “Tranche A Term Facility”);

Annex B-1

(ii) a $2.0 billion senior secured Tranche B term loan (the “Tranche B Term Facility”; together with the Tranche A Term Facility, the “Term Facilities”); and

(iii) a $300 million senior secured revolving credit facility (the “Revolving Facility”).

Incremental Facility:	On or before the final maturity date of each of the Senior Facilities, the Borrower will have the right, but not the obligation, to increase the amount of the Senior Facilities by incurring one or more incremental term loan facilities and/or increasing the Revolving Facility (each, an “Incremental Facility”) in an aggregate principal amount not to exceed the greater of (1) $500 million and (2) the maximum amount at such time that could be incurred without causing the pro forma Net Senior Secured Leverage Ratio (to be defined in the Loan Documents, and to be net of up to $250 million of unrestricted cash and cash equivalents of the Borrower and its subsidiaries) to exceed 3.50:1.00 (and, for purposes of the test in this clause (2) to include all such incremental loans and commitments, assuming they were fully drawn, and whether or not secured and whether secured on a first-lien or junior basis), in each case under terms and conditions to be determined; provided (i) all financial covenants would be satisfied on a pro forma basis for the most recent determination period, after giving effect to such Incremental Facility, (ii) if such Incremental Facility is a term loan facility (a) the yield applicable to such term Incremental Facility will be determined by the Borrower and the lenders under such term Incremental Facility; provided that if (x) the yield applicable to a Non-Institutional Incremental Term Facility is more than 0.50% higher than the corresponding yield applicable to the Tranche A Term Facility, then the interest rate margins with respect to the Tranche A Term Facility will be increased by an amount equal to the difference between the yield with respect to such Non-Institutional Incremental Term Facility and the corresponding interest rate on the Tranche A Term Facility, minus, 0.50% or (y) the yield applicable to an Institutional Incremental Term Facility is more than 0.50% higher than the corresponding yield applicable to the Tranche B Term Facility, then the interest rate margins with respect to the Tranche B Term Facility will be increased by an amount equal to the difference between the yield with respect to such Institutional Incremental Term Facility and the corresponding interest rate on the Tranche B Term Facility, minus, 0.50%, (b) the maturity date applicable to any such term Incremental Facility will not be earlier than the latest maturity date of the existing Senior Facilities; provided that, notwithstanding the foregoing and subject to the other terms of this paragraph, the Borrower will have the right to incur term Incremental Facilities with a maturity date on or after the maturity date of the existing Tranche A

Annex B-2

Term Facility and Revolving Facility, but prior to the maturity date of the existing Tranche B Term Facility (a “Specified Incremental Term Facility”) in an aggregate amount not to exceed $250 million, (c) the weighted average life to maturity of any term Incremental Facility (other than a Specified Incremental Term Facility) will not be earlier than that of any existing Term Facility, (d) the weighted average life to maturity of any Specified Incremental Term Facility will not be earlier than that of the Tranche A Term Facility and (e) all other terms of such term Incremental Facility, if not consistent with the terms of the existing Term Facilities, must be reasonably acceptable to the Administrative Agent and (iii) if all or a portion of such Incremental Facility is a revolving Incremental Facility, such revolving facility will be documented solely as an increase to the commitments with respect to the Revolving Facility, without any change in terms. Such increased amounts will be provided by existing Lenders or other persons who become Lenders in connection therewith; provided that no existing Lender will be obligated to provide any such increased portion of the Senior Facilities.

“Institutional Incremental Term Facility” means a term Incremental Facility that is an Institutional Term Facility.

“Institutional Term Facility” means a term loan facility of the type marketed primarily to institutional term loan lenders (as opposed to commercial banks) in the primary syndication thereof (including, for the avoidance of doubt, the Tranche B Term Facility).

“Non-Institutional Incremental Term Facility” means a Incremental Facility other than an Institutional Incremental Term Facility.

Availability:	Term Facilities: One drawing may be made under the Term Facilities on the Closing Date.

Revolving Facility: Amounts available under the Revolving Facility may be borrowed, repaid and reborrowed after the Closing Date until the maturity date thereof.

Maturities:	Tranche A Term Facility: 5-year anniversary of the Closing Date.

Tranche B Term Facility: 7-year anniversary of the Closing Date.

Revolving Facility: 5-year anniversary of the Closing Date.

Closing Date:	The date on or before October 29, 2012 (as such date may be extended in accordance with the terms of the Commitment Letter) on which the borrowings under the Term Facilities are made and the Acquisition is consummated (the “Closing Date”).

Annex B-3

Amortization:	The outstanding principal amount of the Tranche A Term Facility will be payable in equal quarterly amounts as follows, with the remaining balance due on the 5-year anniversary of the Closing Date:

Year	Amortization % (per annum)
1	5%
2	5%
3	10%
4	20%
5	20%

The outstanding principal amount of the Tranche B Term Facility will be payable in equal quarterly amounts of 1% per annum, with the remaining balance due on the 7-year anniversary of the Closing Date. No amortization will be required with respect to the Revolving Facility.

Swing Line Loans:	At the option of the Lender providing such swing line loans, a portion of the Revolving Facility to be agreed upon may be made available as swing line loans.

The definitive documentation for the Revolving Facility will include customary provisions to protect the swing line lender, in the event any Lender under the Revolving Facility is a “Defaulting Lender” (to be defined in the Loan Documents).

Letters of Credit:	At the option of the issuing bank providing such Letter of Credit, a portion of the Revolving Facility to be agreed upon may be made available for the issuance of letters of credit by an issuing bank to be agreed (“Letters of Credit”).

The definitive documentation for the Revolving Facility will include customary provisions to protect the issuing bank, in the event any Lender under the Revolving Facility is a “Defaulting Lender” (to be defined in the Loan Documents).

Interest Rate:	All amounts outstanding under the Senior Facilities will bear interest, at the Borrower’s option, as follows:

(A) Initially, with respect to loans made under the Tranche A Term Facility and the Revolving Facility:

(i) at the Base Rate plus the margin per annum set forth in the table below opposite the applicable Rating Level (as defined below) as of the Closing Date; or

Annex B-4

(ii) at the reserve adjusted Eurodollar Rate plus the margin per annum set forth in the table below opposite the applicable Rating Level as of the Closing Date;

Rating Level	Base Rate Margin	Eurodollar Rate Margin

Level I	1.75%	2.75%

Level II	1.875%	2.875%

Level III	2.00%	3.00%

where: (x) “Level I” means the Borrower shall have obtained a public corporate family rating of Ba3 (with a stable or positive outlook) or better by Moody’s and a public credit rating of BB- (with a stable or positive outlook) or better by S&P, (y) “Level II” means the Borrower shall have obtained (i) a public corporate family rating of B1 (with a stable or positive outlook) by Moody’s and a public credit rating of BB- (with a stable or positive outlook) by S&P or (ii) a public corporate family rating of Ba3 (with a stable or positive outlook) by Moody’s and a public credit rating of B+ (with a stable or positive outlook) by S&P and (z) “Level III” means the Borrower shall have obtained a public corporate family rating or public credit rating (or outlook) worse than Level II. Level I, Level II and Level III are sometimes referred to herein as “Rating Levels”.

(B) With respect to loans made under the Tranche B Term Facility:

(i) at the Base Rate plus 2.50% per annum; or (ii) at the reserve adjusted Eurodollar Rate plus 3.50% per annum.

Beginning on the date on which the Borrower delivers to the Lenders the required financial statements for the second full fiscal quarter after the Closing Date, the applicable margin for the Tranche A Term Facility and the Revolving Facility will be subject to step downs to be determined based on the ratio of consolidated indebtedness of the Borrower and its subsidiaries as of the date of such financial statements to EBITDA of the Borrower and its subsidiaries for the twelve-month period ended on such date (the “Leverage Ratio”).

Annex B-5

As used herein, the terms “Base Rate” and “reserve adjusted Eurodollar Rate” will have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type subject to, with respect to the Tranche B Term Facility, a reserve adjusted Eurodollar Rate “floor” of 1.00% and a Base Rate “floor” of 2.00%. In no event shall the Base Rate be less than the sum of (i) the one-month reserve adjusted Eurodollar Rate (after giving effect to any reserve adjusted Eurodollar Rate “floor”) plus (ii) the difference between the applicable stated margin for reserve adjusted Eurodollar Rate loans and the applicable stated margin for Base Rate loans.

After the occurrence and during the continuance of an Event of Default, interest on overdue amounts will accrue at a rate equal to the rate then applicable thereto, or otherwise at a rate equal to the rate then applicable to loans bearing interest at the rate determined by reference to the Base Rate, in each case plus an additional two percentage points (2.00%) per annum. Such interest will be payable on demand.

Interest Payments:	Quarterly for loans bearing interest with reference to the Base Rate; except as set forth below, on the last day of selected interest periods (which will be one, two, three and six months) for loans bearing interest with reference to the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment (solely with respect to interest accrued on such amounts prepaid), in each case payable in arrears and computed on the basis of a 360-day year (365/366-day year with respect to loans bearing interest with reference to the Base Rate).

Commitment Fees:	Commitment fees equal to 0.50% per annum times the daily average undrawn portion of the Revolving Facility of each Lender (other than any Defaulting Lender) (reduced by the amount of Letters of Credit issued and outstanding) will accrue from the Closing Date and will be payable quarterly in arrears; provided that such commitment fee shall be subject to a step down to 0.375% based upon compliance with a leverage test to be determined.

Letters of Credit Fees:	A fee equal to (i) the applicable margin then in effect for loans bearing interest at the reserve adjusted Eurodollar Rate made under the Revolving Facility, times (ii) the average daily maximum aggregate amount available to be drawn under all Letters of Credit, will be payable quarterly in arrears to the Lenders under the Revolving Facility (other than any Defaulting Lender). In addition, a fronting fee, to be agreed upon between the issuer of each Letter of Credit and the Borrower, will be payable to such issuer, as well as certain customary fees assessed thereby.

Annex B-6

Voluntary Prepayments:	The Senior Facilities may be prepaid in whole or in part, subject to the “Call Premium” below, without premium or penalty; provided that loans bearing interest with reference to the reserve adjusted Eurodollar Rate will be prepayable only on the last day of the related interest period unless the Borrower pays any related breakage costs. Voluntary prepayments of the Term Facilities will be applied to the Term Facilities and scheduled amortization payments as directed by the Borrower.

Mandatory Prepayments:	The following mandatory prepayments will be required (subject to certain basket amounts to be negotiated in the definitive Loan Documents):

1.      Asset Sales: Prepayments in an amount equal to 100% of the net cash proceeds of the sale or other disposition of any property or assets of the Borrower or its subsidiaries (subject to certain exceptions to be determined), other than net cash proceeds of sales or other dispositions of inventory in the ordinary course of business and net cash proceeds (not in excess of an amount to be agreed upon in the aggregate) that are reinvested (or committed to be reinvested, to the extent actually reinvested within six months of such commitment) in other long-term assets useful in the business of the Borrower and its subsidiaries within one year of receipt thereof.

2.      Insurance Proceeds: Prepayments in an amount equal to 100% of the net cash proceeds of insurance paid on account of any loss of any property or assets of the Borrower or its subsidiaries, other than net cash proceeds (not in excess of an amount to be agreed upon in the aggregate) that are reinvested (or committed to be reinvested, to the extent actually reinvested within six months of such commitment) in other long-term assets useful in the business of the Borrower and its subsidiaries (or used to replace damaged or destroyed assets) within one year of receipt thereof.

3.      Equity Offerings: Prepayments in an amount equal to 50% (subject to reductions to a lower percentage upon achievement of certain financial performance measures to be determined) of the net cash proceeds received from the issuance of equity securities of the Borrower or its subsidiaries (other than issuances pursuant to employee stock plans); provided that no such prepayment of the Senior Facilities will be required to the extent such net cash proceeds are applied towards prepayment of the Bridge Loans or to the redemption of the Convertible Notes.

4. Incurrence of Indebtedness: Prepayments in an amount equal to 100% of the net cash proceeds received from the incurrence

Annex B-7

of indebtedness by the Borrower or its subsidiaries (other than indebtedness otherwise permitted under the Loan Documents including, but not limited to, indebtedness raised to redeem the Convertible Notes), payable no later than the first business day following the date of receipt.

5.      Excess Cash Flow: Prepayments in an amount equal to 50% (subject to reductions to a lower percentage upon achievement of certain financial performance measures to be determined) of Excess Cash Flow payable within 90 days of each fiscal year-end, commencing with fiscal year-end 2013. Excess Cash Flow will be defined in the applicable Loan Document and will include deductions for amounts applied during, or to be applied within a period following, the applicable fiscal year to redeem Convertible Notes, subject to terms and conditions to be agreed.

All mandatory prepayments will be made without penalty or premium (except for breakage costs, if any) and will be applied, first, pro rata to the Term Facilities (and, with respect to each Term Facility, applied to remaining scheduled amortization payments of such Term Facility in the case of the first eight payments, in direct order of maturity and thereafter, on a pro rata basis); provided that, at the election of holders of loans under the Tranche B Term Facility, the portion of proceeds otherwise allocable thereto may be allocated to repay the loans under Tranche A Term Facility in full prior to prepayment of the loans under the Tranche B Term Facility held by such holders; and, second, to outstanding loans (without the permanent reduction of commitments) under the Revolving Facility.

Call Premium:	In the event that all or any portion of the Tranche B Term Facility is (i) repaid, prepaid, refinanced or replaced or (ii) repriced or effectively refinanced through any waiver, consent or amendment (in each case, in connection with any waiver, consent or amendment to the Tranche B Term Facility directed at, or the result of which would be, the lowering of the effective interest cost or the weighted average yield of the Tranche B Term Facility or the incurrence of any debt financing having an effective interest cost or weighted average yield that is less than the effective interest cost or weighted average yield of the Tranche B Term Facility (or portion thereof) so repaid, prepaid, refinanced, replaced or repriced (a “Repricing Transaction”)) occurring on or prior to the first anniversary of the Closing Date, such repayment, prepayment, refinancing, replacement or repricing will be made at 101.0% of the principal amount so repaid, prepaid, refinanced, replaced or repriced. If all or any portion of the Tranche B Term Facility held by any Lender is repaid, prepaid, refinanced or replaced pursuant to a “yank-a-bank” or similar provision in the Loan Documents as a result of, or in connection with, such Lender not agreeing or otherwise consenting to any waiver, consent or amendment referred to in clause (ii) above (or otherwise in connection with a Repricing Transaction), such repayment, prepayment, refinancing or replacement will be made at 101.0% of the principal amount so repaid, prepaid, refinanced or replaced.

Annex B-8

Security:	The Senior Facilities, each Guarantee and any bank product obligations and any interest rate and/or currency hedging obligations of the Borrower or any Guarantor owed to the Administrative Agent, the Senior Facilities Arrangers, any Lender or any affiliate of the Administrative Agent, the Senior Facilities Arrangers or any Lender (collectively, the “Hedging Obligations”) will be secured by first priority security interests in (i) all assets, including without limitation, all personal, real and mixed property of the Borrower and the Guarantors (except as otherwise agreed to by the Administrative Agent) and (ii) 100% of the capital stock of the Borrower and each domestic subsidiary of the Borrower, 65% of the capital stock of each first tier foreign subsidiary of the Borrower and all intercompany debt (collectively, the “Collateral”); provided that the Loan Documents shall contain exceptions to be agreed, including an exception for assets as to which the Administrative Agent and the Borrower reasonably determine that the costs of obtaining security interests in such assets or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby. All security arrangements relating to the Senior Facilities and the Hedging Obligations will be in form and substance satisfactory to the Administrative Agent and will be perfected on the Closing Date (subject to the limitations on perfection set forth in the second paragraph of Section 2 of the Commitment Letter).

Notwithstanding the foregoing, (a) the Collateral shall not include: (i) any fee-owned real property with a value of less than of $10 million and any leasehold real property, (ii) motor vehicles and other assets subject to certificates of title, (iii) any immaterial letter of credit rights and commercial tort claims, (iv) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority or third party), (v) any foreign intellectual property required to be perfected in a non-U.S. jurisdiction and (vi) margin stock and equity interests in any person other than wholly-owned subsidiaries to the extent not permitted by the terms of such person’s organizational or joint venture documents. No actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be undertaken in order to create any security interests in assets located, registered or titled outside of the U.S. (including any foreign intellectual property) or to perfect any security interests therein (it being understood that there shall be no security agreements or pledge agreements governed by laws of any non-U.S. jurisdictions).

The foregoing requirement is subject to and limited and qualified by the second paragraph of Section 2 of the Commitment Letter.

Representations and Warranties:	The credit agreement for the Senior Facilities will contain such customary and appropriate representations and warranties by the

Annex B-9

Borrower (with respect to the Borrower and its subsidiaries) as are usual and customary for financings of this kind, limited to: due organization; requisite power and authority; qualification; equity interests and ownership; due authorization, execution, delivery and enforceability of the Loan Documents; creation, perfection and priority of security interests (subject to the limitations on perfection set forth in the second paragraph of Section 2 of the Commitment Letter); no conflicts; governmental consents; historical and projected financial condition; no material adverse change; no restricted junior payments; absence of material litigation; payment of taxes; title to properties; environmental matters; no defaults under material agreements; Investment Company Act and margin stock matters; ERISA and other employee matters; absence of brokers or finders fees; solvency; compliance with laws; full disclosure; Patriot Act, FCPA, laws applicable to sanctioned persons and other related matters.

Covenants:	The definitive Loan Documents for the Senior Facilities will contain such financial, affirmative and negative covenants by the Borrower (with respect to the Borrower and its subsidiaries) as are usual and customary for financings of this kind, limited to:

- financial covenants:	minimum interest coverage and maximum total net leverage ratio (to be defined in the Loan Documents, and to be (x) set at levels to be agreed by the Senior Facilities Arrangers and the Borrower (with a maximum of three step downs during the term of the Senior Facilities) that represent a non-cumulative cushion of at least 25% to EBITDA set forth in the Borrower’s business plan delivered to Goldman Sachs prior to the date of the Original Commitment Letter (or such other business plan reasonably acceptable to Goldman Sachs, in consultation with the other Senior Facilities Arrangers), (y) net of up to $250 million of unrestricted cash and cash equivalents of the Borrower and its subsidiaries and (z) tested from and after the second fiscal quarter of the Borrower ended after the Closing Date).

- affirmative covenants:	delivery of financial statements and other reports (including the identification of information as suitable for distribution to Public Lenders or non-Public Lenders); maintenance of existence; payment of taxes and claims; maintenance of properties; maintenance of insurance; books and records; inspections; lender meetings; compliance with laws; environmental matters; additional collateral and guarantors; maintenance of corporate level and facility level ratings; cash management and further assurances, including, in each case, exceptions and baskets to be mutually agreed upon, and

- negative covenants:	limitations with respect to other indebtedness; liens; negative pledges; restricted junior payments (e.g., no dividends, distributions, buy-back redemptions or certain payments on certain debt); restrictions on subsidiary distributions; investments, mergers and acquisitions; sales of assets (including subsidiary interests); sales and lease-backs; capital expenditures; transactions with affiliates; conduct of business;

Annex B-10

amendments and waivers of organizational documents, junior indebtedness and other material agreements; and changes to fiscal year, including, in each case, exceptions and baskets to be mutually agreed upon (including a basket for the cash settlement of puts in connection with the Borrower’s senior convertible notes (the “Convertible Notes”) in 2013, 2016, and 2018).

Events of Default:	The definitive Loan Documents for the Senior Facilities will include such events of default (and, as appropriate, grace periods) as are usual and customary for financings of this kind, limited to: failure to make payments when due, defaults under other material agreements or instruments of indebtedness, certain events under hedging agreements, noncompliance with covenants, breaches of representations and warranties, bankruptcy, judgments in excess of specified amounts, ERISA, impairment of security interests in collateral, invalidity of guarantees, and “change of control” (to be defined in the Loan Documents).

Conditions Precedent to Initial Borrowings:	The several (and not joint) obligations of the Lenders to make, or cause one of their respective affiliates to make, loans under the Senior Facilities will be subject to the conditions precedent referred to in Section 2 of the Commitment Letter, prior written notice of borrowing and the accuracy of the representations and warranties set forth in the second paragraph of Section 2 of the Commitment Letter in all material respects (except to the extent that such representation or warranty is already qualified by “materiality,” “material adverse effect” or similar language, in which case such representation and warranty shall be true and correct in all respects).

Conditions to All Subsequent Borrowings:	The conditions to all borrowings (other than the initial borrowings on the Closing Date) will be customary and appropriate for financings of this type and will include requirements relating to prior written notice of borrowing, the accuracy of representations and warranties and, prior to and after giving effect to the funding of the Facilities, the absence of any default or event of default.

Assignments and Participations:	The Lenders may assign all or, in an amount of not less than (x) $2.5 million with respect to each of the Tranche A Term Facility and the Revolving Facility and (y) $1.0 million with respect to the Tranche B Term Facility, any part of, their respective shares of the Senior Facilities to their affiliates (other than natural persons) or one or more banks, financial institutions or other entities that are eligible assignees (to be defined in the Loan Documents) which, in the case of assignments with respect to the Senior Facilities (except in the case of assignments made to Goldman Sachs or in connection with the primary syndication of the Senior Facilities), are reasonably acceptable to the Administrative Agent and (except during the existence of an Event of Default) the Borrower, each such consent not to be unreasonably withheld or delayed. The Borrower’s consent shall be deemed to have been given if the Borrower has not responded

Annex B-11

within five business days of an assignment request. Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Loan Documents; provided that assignments made to affiliates and other Lenders will not be subject to the above described consent or minimum assignment amount requirements. A $3,500 processing fee will be required in connection with any such assignment, with exceptions to be agreed. The Lenders will also have the right to sell participations without restriction, subject to customary limitations on voting rights, in their respective shares of the Senior Facilities.

In addition, the Loan Documents shall provide that loans under the Tranche B Term Facility (but not loans under the Revolving Facility) may be purchased by Borrower through “Dutch” auctions in which all Lenders under the Tranche B Term Facility are invited to participate on a pro rata basis in accordance with customary procedures to be agreed, subject to customary terms and conditions including without limitation: (a) any such loans acquired by Borrower shall be retired and cancelled promptly upon acquisition thereof, (b) Borrower must provide a customary representation and warranty to the effect that it is not in possession of any information that has not been disclosed to the auction manager, the Administrative Agent and non-Public Lenders and that may be material to a Lender’s decision to participate in an auction or an assignment, (c) loans may not be purchased with the proceeds of loans under the Revolving Facility, (d) no default or event of default shall exist or result therefrom and (e) any such loans acquired by Borrower shall not be deemed a repayment of loans for purposes of calculating excess cash flow.

Requisite Lenders:	Amendments and waivers will require the approval of Lenders (other than “Defaulting Lenders”) holding more than 50% of total commitments or exposure under the Senior Facilities (“Requisite Lenders”), provided that, in addition to the approval of Requisite Lenders, (x) any amendment that would disproportionately affect the obligation of the Borrower to make payment of the loans under the Revolving Facility or the Term Facilities will not be effective without the approval of holders of more than 50% of such class of loans and (y) the consent of each Lender directly and adversely affected thereby will be required with respect to matters relating to (a) increases in the commitment of such Lender, (b) reductions of principal, interest, fees or premium, (c) extensions of final maturity or the due date of any amortization, interest, fee or premium payment, (d) the release of all or substantially all of the collateral or any guarantor (except as otherwise contemplate by the Loan Documents) and (e) the definition of Requisite Lenders.

On or before the final maturity date of each of the Senior Facilities, the Borrower shall have the right to extend the maturity date of all or a portion of the Senior Facilities with only the consent of the Lenders whose loans or commitments are being extended, and otherwise on terms and conditions to be mutually agreed by the Administrative

Annex B-12

Agent and the Borrower; it being understood that any such extension will be subject to a “most favored nation” provision on terms to be mutually agreed by the Administrative Agent and the Borrower and that each Lender under the tranche the maturity date of which is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche.

In addition, on or before the final maturity date of each of the Senior Facilities, the Borrower shall have the right to amend (or amend and restate) of the Loan Documents to (a) add one or more additional or replacement credit facilities thereto and changes related thereto and (b) to provide for term loans replacing all or a portion of the Term Facilities, subject to customary limitations, with the consent of the Administrative Agent, the Borrower and the Lenders providing such replacement term loans and, in connection with any of the foregoing, the right of the Borrower to prepay the outstanding loans, terminate the commitments or require the applicable Lenders to assign their Term Loans to the providers of any replacement credit facility or loans.

Yield Protection:	The Senior Facilities will contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and capital requirements (or their interpretation), illegality, unavailability and other requirements of law and from the imposition of or changes in certain withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Rate loan on a day other than the last day of an interest period with respect thereto. For all purposes of the Loan Documents, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, pursuant to Basel III, shall be deemed introduced or adopted after the date of the Loan Documents. The Senior Facilities will provide that all payments are to be made free and clear of any taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever. Lenders will furnish to the Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding (with customary exceptions for FATCA).

Indemnity:	The Senior Facilities will provide customary and appropriate provisions relating to indemnity and related matters in a form reasonably satisfactory to the Administrative Agent and the Lenders.

Governing Law and Jurisdiction:	The Senior Facilities will provide that the Borrower will submit to the exclusive jurisdiction and venue of the federal and state courts of the

Annex B-13

State of New York (except to the extent the Collateral Agent (to be defined in the Loan Documents) requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment) and will waive any right to trial by jury. New York law will govern the Loan Documents, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.

Counsel to the Senior Facility Arrangers and Administrative Agent:	Davis Polk and Wardwell LLP

The foregoing is intended to summarize certain basic terms of the Senior Facilities. It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Senior Facilities.

Annex B-14

ANNEX C

Project Genoa

Summary of the Bridge Loans

This Summary outlines certain terms of the Bridge Loans referred to in the Commitment Letter, of which this Annex C is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	Hologic, Inc. (the “Borrower”).

Guarantors:	Each of the Guarantors under the Senior Facilities (collectively, the “Guarantors”) will guarantee (the “Guarantee”) all obligations under the Bridge Loans. The Bridge Loans and the Guarantee will rank pari passu in right of payment with the Senior Facilities and all other senior indebtedness and guarantees of such indebtedness of the Borrower and the Guarantors (including, without limitation, the Acquired Business), if any.

Sole Lead Arranger, Sole Bookrunner and Sole Syndication Agent:	Goldman Sachs Lending Partners LLC (“Goldman Sachs”, in its capacities as Sole Lead Arranger, Sole Bookrunner and Sole Syndication Agent, the “Bridge Loan Arranger”).

Co-Agents:	Citigroup Global Markets Inc. (“CGMI”).

Administrative Agent:	Goldman Sachs (in its capacity as Administrative Agent, the “Bridge Administrative Agent”).

Lenders:	Goldman Sachs and Citi (the “Initial Lenders”) and/or other financial institutions selected by the Bridge Loan Arranger (each, a “Lender” and, collectively, the “Lenders”).

Amounts of Bridge Loans:	$500 million in aggregate principal amount of senior increasing rate loans, less the amount of gross proceeds from any sale of Notes (or other Permanent Debt) received on or prior to the Closing Date (the “Bridge Loans”).

Closing Date:	The date on which borrowings under the Senior Facilities are made (the “Closing Date”).

Ranking:	The Bridge Loans, the Guarantee and all obligations with respect thereto will be unsecured and rank pari passu in right of payment with all obligations of the Borrower under the Senior Facilities.

Security:	Not applicable.

Maturity:	The Bridge Loans will mature on the 7-year anniversary of the Closing Date. At any time and from time to time, on or after the first anniversary of the Closing Date, upon reasonable prior written notice and in a minimum principal amount of at least $50 million in the aggregate principal amount of Exchange Notes, the Bridge Loans may

Annex C-1

be exchanged (each such exchange, an “Exchange”), in whole or in part, at the option of the applicable Lender, for Senior Exchange Notes (the “Exchange Notes”), in a principal amount equal to the principal amount of the Bridge Loans so exchanged and having the same maturity date as the Bridge Loans so exchanged. Each Exchange shall be made pursuant to surrender and issuance arrangements to be set forth in the definitive documents for the Bridge Loans and each holder of Bridge Loans requesting such an exchange shall be required to make customary representations and warranties in connection therewith, all in form and substance, reasonably satisfactory to the Bridge Administrative Agent and the Borrower.

The Exchange Notes will be issued pursuant to an indenture (the “Indenture”) that will have the terms set forth on Exhibit 1 to this Annex C.

Interest Rate:	Until the earlier of (i) the first anniversary of the Closing Date and (ii) the occurrence of a Demand Failure Event (as defined in the Fee Letters) (such earlier date, the “Conversion Date”), the Bridge Loans will bear interest at a floating rate, reset quarterly, as follows: (i) for the first three-month period commencing on the Closing Date, the Bridge Loans will bear interest at a rate per annum equal to the reserve adjusted Eurodollar Rate, plus the margin per annum set forth in the table below opposite the applicable Rating Level as of the Closing Date (collectively, the “LIBOR Rate”), and (ii) thereafter, interest on the Bridge Loans will be payable at a floating per annum rate reset at the beginning of each subsequent three-month period, equal to the LIBOR Rate as of such reset date plus the Spread. The “Spread” will initially be 50 basis points (commencing three months after the Closing Date) and will increase by an additional 50 basis points every three months thereafter. Notwithstanding the foregoing, at no time will the per annum interest rate on the Bridge Loans exceed the Total Cap then in effect, as defined in the Fee Letters (plus default interest, if any).

Rating Level	Margin

Level I	5.75%

Level II	6.00%

Level III	6.25%

From and after the Conversion Date, the Bridge Loans will bear interest at a fixed rate equal to the Total Cap (plus default interest, if any).

Prior to the Conversion Date, interest will be payable at the end of each interest period. Accrued Interest shall also be payable in arrears

Annex C-2

on the Conversion Date and on the date of any prepayment of the Bridge Loans. From and after the Conversion Date, interest will be payable quarterly in arrears and on the date of any prepayment of the Bridge Loans.

As used herein, the term “reserve adjusted Eurodollar Rate” will have the meaning customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type subject to a reserve adjusted Eurodollar Rate “floor” of 1.25%.

After the occurrence and during the continuance of an Event of Default, interest on overdue amounts will accrue at a rate equal to the applicable rate set forth above, plus an additional two percentage points (2.00%) per annum and will be payable on demand.

Mandatory Prepayment:	Prior to the Conversion Date, the net proceeds to the Borrower or any subsidiary of the Borrower (including, without limitation, the Acquired Business) from (a) any direct or indirect public offering or private placement of any debt or equity securities (other than issuances pursuant to employee stock plans), (b) any future bank borrowings other than under the Senior Facilities as in effect on the Closing Date and (c) any future asset sales or receipt of insurance proceeds (subject to certain ordinary course exceptions) will be used to repay the Bridge Loans subject, in the case of clauses (b) and (c) only, to the required prior repayment of any amount then outstanding under the Senior Facilities, in each case, at 100% of the principal amount of the Bridge Loans prepaid plus accrued interest to the date of prepayment; provided that in the case of an issuance of Permanent Debt (with such proceeds being applied to repay the Bridge Loans prior to the repayment of loans outstanding under the Senior Facilities) to any Lender (or any of its affiliates) or any person to whom a Lender participated an interest in the Bridge Loans (or any of such participant’s affiliates) (such Lenders, participants and affiliates, “Specified Bridge Parties”), the net cash proceeds received by the Borrower and its affiliates in respect of such Permanent Debt acquired by such Specified Bridge Parties may, at the option of such Specified Bridge Party, be applied first to prepay the Bridge Loans of such Specified Bridge Party prior to being applied to prepay the Bridge Loans held by other Lenders on a pro rata basis.

From and after the Conversion Date, the mandatory prepayment provisions in the definitive documentation governing the Bridge Loans (the “Bridge Loan Agreement”) will be automatically amended to require that the Borrower prepay the outstanding Bridge Loans, on a pro rata basis, at par plus accrued interest to the date of prepayment with the proceeds of any future asset sales (subject to any required prepayments of the Senior Facilities with such proceeds, certain ordinary course exceptions and customary reinvestment rights within 365 days); provided that, each holder of Bridge Loans may elect to reject its pro rata share of such prepayment such holder is otherwise entitled to receive pursuant to this paragraph..

Annex C-3

Nothing in these mandatory prepayment provisions will restrict or prevent any holder of Bridge Loans from exchanging Bridge Loans for Exchange Notes on or after the first anniversary of the Closing Date.

Change of Control:	Upon the occurrence of a Change of Control (to be defined in the Bridge Loan Agreement), the Borrower will be required to repay all obligations under the Senior Facilities (or obtain any required consent of the lenders under the Senior Facilities to make such prepayment of the Bridge Loans) and deposit in escrow an amount necessary to prepay in full all outstanding Bridge Loans, which amount shall be prepaid 30 days after the Change of Control, at par plus accrued interest to the date of prepayment, plus with respect to any Bridge Loans so prepaid on or after the Conversion Date, a 1.00% prepayment premium.

Voluntary Prepayment:	Prior to the Conversion Date, Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time (except as provided below) without premium or penalty, upon five business days’ written notice, such prepayment to be made at par plus accrued interest.

From and after the Conversion Date, Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time (except as provided below) upon 30 days prior written notice at par plus accrued interest to the date of repayment plus the Applicable Premium. The “Applicable Premium” will be (i) a make-whole premium based on the applicable treasury rate plus 50 basis points during the first three years following the Closing Date and (ii) 75% of the interest rate on the Bridge Loans in year four following the Closing Date declining ratably on each subsequent anniversary of the Closing Date to zero one year prior to the maturity of the Bridge Loans (it being understood and agreed that, for the avoidance of doubt, the Applicable Premium will not be payable in connection with an Exchange).

The Borrower may not make any optional prepayment of Bridge Loans (i) during the period commencing on the date of a Permanent Debt Notice (as defined in the Fee Letters) and ending upon the earliest of (x) the consummation of an issuance or incurrence of Permanent Debt in accordance with such Permanent Debt Notice, (y) the withdrawal or termination of such Permanent Debt Notice and (z) the first business day following the Conversion Date or (ii) to the extent that the holder thereof has given notice to the Borrower of its intent to elect to exchange Bridge Loans for Exchange Notes during the period commencing on the delivery of the related notice and ending upon the withdrawal of such notice or the consummation of the exchange of such holder’s Bridge Loans for Exchange Notes.

Annex C-4

Representations and Warranties:	The Bridge Loan Agreement will contain customary and appropriate representations and warranties by the Borrower (with respect to the Borrower and its subsidiaries), based on the Tranche B Term Facility’s representations and warranties.

Covenants:	The Bridge Loan Agreement will contain customary and appropriate covenants by the Borrower (with respect to the Borrower and its subsidiaries), based on the Tranche B Term Facility’s covenants but more restrictive in certain respects prior to the Conversion Date, and with such changes as are appropriate in connection with the Bridge Loans and including, without limitation, a covenant to comply with Section 3 of the Commitment Letter, the Fee Letters and the engagement letter of even date herewith between the Borrower, the sole underwriter, initial purchaser and/or placement agent and the sole bookrunner and lead arranger specified therein (the “Financial Institution”) and the other financial institutions party thereto (the “Engagement Letter”), and to use commercially reasonable efforts to refinance the Bridge Loans as promptly as practicable following the Closing Date. The Bridge Loan Agreement shall not contain any financial (maintenance) covenants.

Events of Default:	Prior to the Conversion Date, the Bridge Loan Agreement will include customary and appropriate events of default (and, as appropriate, grace periods) based on the Tranche B Term Facility’s events of default (other than with respect to Change of Control), including an event of default for failure to comply with Section 3 of the Commitment Letter, the Fee Letters and the Engagement Letter and defaults under other debt (including the Senior Facilities). From and after the Conversion Date, the events of default in the Bridge Loan Agreement will be limited to failure to pay principal or interest, defaults under other debt agreements that result in the acceleration of other indebtedness prior to its stated maturity, inaccuracy of representatives and warranties noncompliance with covenants in the Bridge Loan Agreement, judgments in excess of certain specified amounts, invalidity of guarantees, failure to comply with Section 3 of the Commitment Letter, the Fee Letters or the Engagement Letter and certain bankruptcy and related events, in each case subject to materiality thresholds and grace periods where customary and appropriate.

Conditions Precedent to Borrowing:	The several (and not joint) obligations of the Lenders to make, or cause one of their respective affiliates to make, the Bridge Loans will be subject to the conditions precedent referred to in Section 2 of the Commitment Letter, prior written notice of borrowing and the accuracy of the representations and warranties set forth in the second paragraph of Section 2 of the Commitment Letter in all material respects (except to the extent that such representation or warranty is already qualified by “materiality,” “material adverse effect” or similar language, in which case such representation and warranty shall be true and correct in all respects).

Annex C-5

Assignments and Participations:	Each of the Lenders may assign all or (subject to minimum assignment amount requirements) any part of its Bridge Loans to its affiliates (other than natural persons) or one or more banks, financial institutions or other entities that are “Eligible Assignees,” as defined in the Bridge Loan Agreement, that (except in the case of assignments made to Goldman Sachs) are reasonably acceptable to the Bridge Administrative Agent, such consent not to be unreasonably withheld or delayed; provided that, prior to the Conversion Date, the consent of the Borrower shall be required with respect to any assignment if, subsequent thereto, the Initial Lenders (and each of their subsidiaries) would hold, in the aggregate, less than 50.1% of the Bridge Loans.

Upon such assignment, such Eligible Assignee will become a Lender for all purposes under the Bridge Loan Agreement; provided that assignments made to affiliates and other Lenders will not be subject to the above described consent or any minimum assignment amount requirements. A $3,500 processing fee will be required in connection with any such assignment (except in the case of assignments made by or to the Initial Lenders). The Lenders will also have the right to sell participations, without restriction, subject to customary limitations on voting rights, in their respective Bridge Loans.

Requisite Lenders:	Amendments and waivers will require the approval of Lenders holding more than 50% of the Bridge Loans then outstanding (“Requisite Lenders”), provided that, in addition to the approval of Requisite Lenders, no amendment may (i) extend the maturity of any Bridge Loan or change the time of payment of interest on any Bridge Loan, (ii) reduce the rate of interest or the principal amount of any Bridge Loan, (iii) alter the prepayment provisions of any Bridge Loan or (iv) reduce the percentage of holders necessary to modify or change the Bridge Loans, in each case without the consent of each Lender affected thereby.

Yield Protection:	Same as Senior Facilities.

Indemnities:	Same as Senior Facilities.

Governing Law and Jurisdiction:	The Bridge Loan Agreement will provide that the Borrower will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York and will waive any right to trial by jury. New York law will govern the Loan Documents.

Counsel to the Arranger and Administrative Agent:	Davis Polk and Wardwell LLP.

The foregoing is intended to summarize certain basic terms of the Bridge Loans. It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Bridge Loans.

Annex C-6

EXHIBIT 1 TO ANNEX C

Project Genoa

Summary of Exchange Notes

This Summary of Exchange Notes outlines certain terms of the Exchange Notes referred to in Annex C to the Commitment Letter, of which this Exhibit 1 is a part. Capitalized terms used herein have the meanings assigned to them in Annex C to the Commitment Letter.

Exchange Notes

At any time on or after the first anniversary of the Closing Date, upon five or more business days prior notice, Bridge Loans may, at the option of a Lender, be exchanged for a principal amount of Exchange Notes equal to 100% of the aggregate principal amount of the Bridge Loans so exchanged. At a Lender’s option, Exchange Notes will be issued directly to its broker-dealer affiliate or other third party designated by it, upon surrender by the Lender to the Borrower of an equal principal amount of Bridge Loans. No Exchange Notes will be issued until the Borrower receives requests to issue at least $50 million in aggregate principal amount of Exchange Notes. The Borrower will issue Exchange Notes under an indenture (the “Indenture”) that complies with the Trust Indenture Act of 1939, as amended. The Borrower will appoint a trustee reasonably acceptable to the Lenders. The Indenture will be fully executed and delivered on the Closing Date and the Exchange Notes will be fully executed and deposited into escrow on the Closing Date.

Final Maturity:	Same as Bridge Loans.

Security:	Not applicable

Interest Rate:	Each Exchange Note will bear interest at a fixed rate equal to the Total Cap then in effect (plus default interest, if any). Interest will be payable semiannually in arrears.

After the occurrence and during the continuance of any Event of Default, interest on overdue amounts will accrue at the applicable rate plus two percentage points (2.00%) per annum.

Optional Redemption:	Until the third anniversary of the Closing Date, each Exchange Note will only be callable at par plus accrued interest to the date of repayment plus the Applicable Premium. The “Applicable Premium” will be (i) a make-whole premium based on the applicable treasury rate plus 50 basis points during the first three years following the Closing Date and (ii) 75% of the interest rate on the Exchange Notes in year four following the Closing Date declining ratably on each subsequent anniversary of the Closing Date to zero one year prior to the maturity of the Exchange Notes.

In addition, prior to the third anniversary of the Closing Date, up to 35% of the original principal amount of the Exchange Notes may be redeemed from the proceeds of a qualifying equity offering by the Borrower at a redemption price equal to par plus the coupon and accrued interest.

Annex C-7

Defeasance Provisions of Exchange Notes:	Customary.

Modification:	Customary.

Change of Control:	Customary at 101%.

Registration Rights:	The Borrower will file within 90 days after the first anniversary of the Closing Date and will use its best efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”). If a Shelf Registration Statement is filed, the Borrower will keep such registration statement effective and available (subject to customary exceptions); provided that after a Shelf Registration Statement has been declared effective, the Borrower will be permitted to permit its effectiveness to lapse if it is no longer needed to permit unrestricted resales of all of the Exchange Notes. If within 180 days after the first anniversary of the Closing Date (the “Effectiveness Deadline”) a Shelf Registration Statement for the Exchange Notes has not been declared effective, then the Borrower will pay liquidated damages in the form of increased interest of 25 basis points per annum on the principal amount of Exchange Notes and Bridge Loans outstanding to holders of such Exchange Notes and Bridge Loans from and including the Effectiveness Deadline to but excluding the effective date of such Shelf Registration Statement. On the 90th day after the Effectiveness Deadline, the liquidated damages will increase by 25 basis points per annum, and on each 90-day anniversary of the Effectiveness Deadline thereafter, will increase by 25 basis points per annum, to a maximum increase in interest of 100 basis points per annum. The Borrower will also pay such special interest for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for sales thereunder. All accrued special interest will be paid on each semiannual interest payment date. Any registration rights agreement and related documents shall be on customary terms to be mutually agreed.

Covenants:	The indenture relating to the Exchange Notes will include covenants similar to those contained in an indenture governing publicly traded high yield debt securities. The Exchange Notes shall not contain any financial (maintenance) covenants.

Events of Default:	The indenture relating to the Exchange Notes will provide for Events of Default similar to those contained in an indenture governing publicly traded high yield debt securities.

Annex C-8

The foregoing is intended to summarize certain basic terms of the Exchange Notes. It is not intended to be a definitive list of all of the requirements of the Lenders in connection with the Exchange Notes.

Annex C-9

ANNEX D

Project Genoa

Summary of Conditions Precedent to the Facilities

This Summary of Conditions Precedent outlines certain of the conditions precedent to the Facilities referred to in the Commitment Letter, of which this Annex D is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

A.	CONDITIONS PRECEDENT TO THE FACILITIES

1.	Concurrent Transactions: The terms of the definitive documentation for the Acquisition (including the exhibits, schedules and all related documents, the “Acquisition Agreement”) will be reasonably satisfactory to the each of the Arrangers (it being agreed that the executed Acquisition Agreement dated April 29, 2012 is reasonably satisfactory to each of the Arrangers) and the Acquisition shall have been consummated pursuant to the Acquisition Agreement, in each case without giving effect to any modifications, consents, amendments or waivers thereto that are materially adverse to the Lenders and the Arrangers, unless consented to by each of the Arrangers (it being understood that a reduction of the purchase price in respect of the Acquisition will be deemed to be materially adverse to the Lenders and the Arrangers (other than to the extent any such reduction is less than 10% of the purchase price as of the of the Original Commitment Letter and the commitments in respect of the Tranche A Term Facility, the Tranche B Term Facility or the Bridge Loans are reduced dollar for dollar by the amount of such reduction (such reduction to be allocated to the Facilities at the discretion of Goldman Sachs, in consultation with the other Arrangers))). The terms of any Notes issued on or prior to the Closing Date and the agreements related to such Notes will be reasonably satisfactory to each of the Arrangers. Concurrently with the consummation of the Acquisition, the existing revolving credit facility of the Acquired Business (including any replacement, renewal, extension, refinancing or refunding thereof) shall have been repaid or repurchased in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released. After giving effect to the Transactions, the Company and its subsidiaries shall have outstanding no indebtedness or preferred stock other than (a) the loans and other extensions of credit under the Senior Facilities, (b) the Notes or the Bridge Loans, (c) the Convertible Notes, (d) capitalized leases, (e) additional indebtedness of the Company and its subsidiaries in an aggregate amount not to exceed $25 million, (f) indebtedness permitted by the Acquisition Agreement as in effect on the of the Original Commitment Letter and without giving effect to any amendments thereunder and (g) such other indebtedness to be mutually agreed upon.

2.	Financial Statements. The Administrative Agents shall have received (i) audited financial statements of the Company and the Acquired Business for each of the three fiscal years ending at least 60 days prior to the Closing Date; (ii) unaudited financial statements of the Company and the Acquired Business for each fiscal quarter of the Company and the Acquired Business ended for each subsequent fiscal quarter at least 45 days prior to the Closing Date; and (iii) customary pro forma financial statements, in each case, to the extent required (or in the case of the Acquired Business, customary) in connection with a registered offering, and meeting the requirements of Regulation S-X for Form S-1 registration statements.

3.

No Other Material Transactions. From the date of the Original Commitment Letter through the Closing Date, neither the Company nor any of its subsidiaries shall have consummated any merger (other than any merger between a domestic subsidiary of the Company into another

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domestic subsidiary of the Company or a subsidiary of Company into the Company), acquisition or disposition (other than any disposition effected to satisfy one or more of the conditions precedent set forth in the Acquisition Agreement) or paid any dividend (other than any dividends made from a subsidiary of Company to another subsidiary of Company or made by a subsidiary of Company to Company) or effected any share buybacks (or entered into an agreement to consummate the foregoing) (each a “Specified Transaction”) other than the Acquisition and the other Transactions, except any such Specified Transactions (x) in the ordinary course of business, (y) that are not in the ordinary course of business and involve, in the aggregate across all such Specified Transactions, no more than $100 million of consideration or payments, as applicable, or (z) consented to by each of the Arrangers (such consent not to be unreasonably withheld or delayed).

4.	Performance of Obligations. All costs, fees, expenses (including, without limitation, legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation contemplated by the Commitment Letter and the Fee Letters payable to the Arrangers, the Administrative Agent or the Lenders shall have been paid to the extent due.

5.	Customary Closing Documents. The Administrative Agents shall be reasonably satisfied that the Company has complied with the following customary closing conditions: (i) the delivery of customary legal opinions, corporate records and documents from public officials, lien searches and customary officer’s certificates; (ii) evidence of authority; (iii) perfection of liens, pledges, and mortgages on the collateral securing the Senior Facilities (subject to the second paragraph of Section 2 of the Commitment Letter); (iv) evidence of insurance and (v) delivery of a solvency certificate from the chief financial officer of the Borrower in form and substance, and with supporting documentation, reasonably satisfactory to the Administrative Agents (or, solely with respect to clause (iii), the Senior Facilities Administrative Agent), certifying that the Borrower and its subsidiaries are, on a consolidated basis, solvent. Each Arranger will have received at least 3 days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested by such Arranger in writing at least 10 days prior to the Closing Date.

6.

Prior Marketing of Notes. The Bridge Loan Arranger (a) shall have received at least 20 consecutive business days prior to the Closing Date (i) a preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum (an “Offering Document”) suitable for use in a customary “high-yield road show”, which contains all customary information (including all audited financial statements, all unaudited financial statements (which shall have been reviewed as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722) and all appropriate pro forma financial statements prepared in accordance with generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended), and all other data that the Securities and Exchange Commission would require in a registered offering of the Notes or are customarily included in Offering Documents of such type, all of which shall be in a form that will enable the independent registered public accountants of the Company and the Acquired Business to render a customary comfort letter (including “negative assurance” comfort that is customary in the context of a transaction where the most recent financial statements are not more than 135 days old), (ii) a draft of such customary comfort letter from the independent accountants for the Company and the Acquired Business (and any other accountant to the extent financial statements audited or reviewed by such accountants are or would be included in any Offering Document) which such independent accountants are prepared to issue upon the completion of customary procedures and (iii) a draft of a customary “10b-5”

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disclosure letter from counsel to the Company, which such counsel would be prepared to issue on the date of delivery thereof if the Notes were being issued as of such date, subject to satisfactory completion of customary bring-down due diligence and completion of the terms of the Notes and the receipt of other information that would be necessary in such counsel’s reasonable judgment, (b) shall be afforded a period of 20 consecutive business days following the delivery of the Offering Document and satisfaction of the conditions precedent to the Acquisition set forth in the Acquisition Agreement (in effect on the date of the Original Commitment Letter and without giving effect to any amendments thereunder, other than as consented to by the Bridge Loan Arranger (such consent not to be unreasonably withheld or delayed) and ending on the Closing Date to place the Notes with qualified purchasers thereof, during which time all such conditions precedent shall remain satisfied and (c) shall have received (i) such customary comfort letter from such accountants and (ii) such customary “10b-5” disclosure letter from counsel to the Company; provided that the period referred to in (a) and (b) above shall (i) either conclude prior to June 29, 2012 or commence after July 9, 2012, (ii) either conclude prior to August 17, 2012 or commence after September 4, 2012, (iii) either conclude prior to December 15, 2012 or commence after January 1, 2013 and (iv) exclude November 21, 2012 through and including November 23, 2012.

7.	Confidential Information Memorandum. The Arrangers shall have received at least 20 consecutive business days immediately prior to the Closing Date a complete, customary Confidential Information Memorandum relating to the Facilities, including authorizations letters to Goldman Sachs authorizing the distribution of the Confidential Information Memorandum to prospective Lenders and containing a customary “10b-5” representation; provided that such period shall (i) either conclude prior to June 29, 2012 or commence after July 9, 2012, (ii) either conclude prior to August 17, 2012 or commence after September 4, 2012, (iii) either conclude prior to December 15, 2012 or commence after January 1, 2013 and (iv) exclude November 21, 2012 through and including November 23, 2012.

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